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October 8, 1999




SEI Insurance Products Trust
One Freedom Valley Drive
Oaks, Pennsylvania 19456


Re: Opinion of Counsel regarding Pre-Effective Amendment No. 1 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File No. 333-70013).
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Ladies and Gentlemen:

We are furnishing this opinion with respect to the proposed offer and sale from time to time of an indefinite number of units of beneficial interest, without par value (the "Shares"), of SEI Insurance Products Trust (the "Trust"), a Massachusetts business trust, in registration under the Securities Act of 1933 by a Registration Statement on Form N-1A (File No. 333-70013) as amended from time to time (the "Registration Statement").

We have acted as counsel to the Trust since its inception, and we are familiar with the actions taken by its Trustees to authorize the issuance of the Shares. We have reviewed the Declaration of Trust, the By-laws, and the minute books of the Trust, and such other certificates, documents and opinions of counsel as we deem necessary for the purpose of this opinion.

We have reviewed the Trust's Notification of Registration on Form N-8A under the Investment Company Act of 1940. We have assisted in the preparation of the Trust's Registration Statement, including all pre-effective amendments thereto, filed or to be filed with the Securities and Exchange Commission.

In our review we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or in copy form), and the conformity to the originals of all documents purporting to be copies.
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SEI Insurance Products Trust
August 11, 1999
Page 2


We have assumed the appropriate action will be taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating sales and offerings of securities.

Based upon the foregoing, we are of the opinion that:

1. The Trust is a business trust validly existing under the laws of the Commonwealth of Massachusetts. The Trust is authorized under its Declaration of Trust to issue an unlimited number of Shares in series representing interests in Class A of the SEI VP Large Cap Value, SEI VP Large Cap Growth, SEI VP S&P 500 Index, SEI VP Small Cap Value , SEI VP Small Cap Growth, SEI VP International Equity, SEI VP Emerging Markets Equity, SEI VP Core Fixed Income, SEI VP Bond Index, SEI VP High Yield Bond, SEI VP International Fixed Income, SEI VP Emerging Markets Debt and SEI VP Prime Obligation Funds and in such other series or classes as the Trustees may hereafter duly authorize.

2. Upon the issuance of any Shares of any of the series or classes of the Trust for payment therefor as described in, and in accordance with the Registration Statement and the Declaration of Trust and By-laws of the Trust, the Shares so issued will be validly issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Shares of the Trust may under certain circumstances be held personally liable for its obligations.

This opinion is intended only for your use in connection with the offering of Shares and may not be relied upon by any other person.

We hereby consent to the inclusion of this opinion as Exhibit (i) to the Trust's Pre-Effective Amendment No. 1 to be filed with the Securities and Exchange Commission and to the reference to our firm under the caption "Legal Counsel" in the Statement of Additional Information filed as part of such Amendment.


Very truly yours,


/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP